Exhibit 23.2

Petroleum Engineer Consent and Report Certificate of Qualification

We hereby consent to the use of the name Forrest A. Garb & Associates, Inc., to references to Forrest A. Garb & Associates, Inc. as independent petroleum engineers, and to the inclusion of information taken from our reports dated March 26, 2014 and March 20, 2013, as supplemented, related to Starboard Resources, Inc.’s properties in Texas and Oklahoma in the form and context in which they appear in this Form 10-K Annual Report.

Very truly yours,

/s/ Forrest A. Garb & Associates, Inc.
Forrest A. Garb & Associates, Inc. Texas Registered Engineering Firm F-629
April 29, 2014